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                                 EXHIBIT 99.1

    WRITTEN COMPENSATION AGREEMENT BETWEEN REGISTRANT AND JACK D. SAMUELSON
                         DATED AS OF NOVEMBER 1, 1996

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                            COMPENSATION AGREEMENT

     Agreement dated as of the lst day of November, 1996 by and between Jack
D. Samuelson ("Director") and Western Staff Services, Inc., a Delaware corporation ("Company")

                             W I T N E S S E T H
                             - - - - - - - - - -

     WHEREAS, The Director is a non-employee member of the Company's Board of Directors (the "Board").

     WHEREAS, as an incentive for the Director to continue to serve on the Board and as compensation for such Services, Company has previously granted Director an option to purchase 1,500 shares of the Company's Common Stock (the "Option") upon the terms and conditions set forth in the option agreement dated November 1, 1996 (the "Option Agreement") and attached hereto as Exhibit A.

     WHEREAS, Company and Director now wish to memorialize, in writing, certain agreements and understandings existing between them at the time the Option Agreement was executed.

     NOW, THEREFORE, in consideration of the above premises, the parties hereto agree as follows:

     1. Company and Director acknowledge and agree that the Option was granted as compensation for services and not for any capital-raising purposes or in connection with any capital-raising activities.

     2. The Option is not assignable or transferable except in connection with the Director's death.

     3. This agreement is intended solely to memorialize the agreement and understanding existing between Director and Company at the time the Option was granted and the Option Agreement was executed. Nothing herein or in the Option Agreement is intended to impair the right of the Company and its shareholders to remove the Director from the Board at any time in accordance with applicable law.

     IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.

DIRECTOR:                              WESTERN STAFF SERVICES, INC.


/s/ Jack D. Samuelson                  By:  /s/ W. Robert  Stover
----------------------------------        ----------------------------------
Jack D. Samuelson                         W. Robert Stover, Chairman of the
                                          Board and Chief Executive Officer

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                             EXHIBIT A

                 NON-EMPLOYEE DIRECTOR STOCK OPTION AGREEMENT